Exhibit 33.2

[LOGO] 21 S.E. Third Street o P.O. Box 868 o Evansville, Indiana 47705-0868 o integrabank.com


                    REPORT ON ASSESSMENT OF COMPLIANCE WITH
                        REGULATION AB SERVICING CRITERIA

Integra Bank Corporation (the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the "Reporting Period") with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB, except for criteria 229.1122(d)(1)(i)-(iv), (2)(ii)-(vii),
(3)(i)-(iv), (4)(i)-(iii), and (4)(v)-(xv), which the Asserting Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exceptions identified above, the "Applicable Servicing Criteria"). With respect to Item 1122(d)(4)(iv), the Asserting Party's responsibility is limited to the timely delivery of payments to the primary servicer, First Data Resources, and the Asserting Party does not take responsibility for the posting of payments by the primary servicer, First Data Resources. The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as a servicer that are backed by the same asset type backing the asset-backed securities transactions completed by IndyMac ABS, Inc. and IndyMac Home Equity Mortgage Loan Asset-Backed Trust, that were completed on or after January 1, 2006 and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the asset-backed securities were outstanding during the year ended December 31, 2006 including IndyMac Home Equity Mortgage Loan Asset-Backed Trust (Series 2006-H1, 2006-H2, 2006-H3, and 2006-H4, herein referred to as "the Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform transactions taken as a whole.

Crowe Chizek and Company LLC, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.

Integra Bank Corporation

February 26, 2007

By: /s/ Beth A. Clark
   -----------------------
Name: Beth A. Clark
     ---------------------
Title: S.V.P.
      --------------------